If filing more than one
Page 32, "X" box:            ?
For period ending  March 31, 2009

File number 811-02319    Fort Dearborn Income Securities, Inc.

For period ending   March 31, 2009   Exhibit 77Q2

File number 811-02319

       The Fund is not aware of any outstanding report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 by any board member or officer.

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